EXHIBIT 5.1
April 26, 2019
Kforce Inc.
1001 East Palm Avenue
Tampa, Florida 33605

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by Kforce Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), an aggregate of 2,831,477 shares (the “Shares”) of the authorized common stock, par value $0.01 per share, of the Company being offered to certain officers, directors, employees and consultants of the Company pursuant to the Kforce Inc. 2019 Stock Incentive Plan (the “Plan”).
In rendering the opinion set forth below, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the Bylaws of the Company, as amended to date and currently in effect; (iv) the Plan; (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement; and (vi) certain resolutions adopted in connection with the Company’s annual meeting of shareholders. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.
In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (iv) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents.
Based upon the above, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be duly authorized, validly issued, and fully paid and non-assessable, (i) when the Registration Statement becomes effective under the Act, and (ii) if issued and paid for in accordance with the terms of the Plan.
This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in the opinion.
We express no opinion as to matters involving the laws of any jurisdiction other than the State of Florida and the federal laws of the United States of America. This opinion is limited to the current laws of the State of Florida and the current federal laws of the United States, and to the current judicial interpretations of such laws and to the facts as they exist on the date of this opinion. We assume no obligation to revise or supplement the opinion should the present laws, or the interpretation of such laws, be changed in respect of any circumstances or events that occur subsequent to the date of this opinion.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP